Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:

WASHINGTONFIRST BANKSHARES, INC.

Shaza L. Andersen

703.840.2420

WASHINGTONFIRST COMPLETES MERGER WITH

ALLIANCE BANKSHARES CORPORATION

RESTON, VA and CHANTILLY, VA – December 21, 2012 – WashingtonFirst Bankshares, Inc. (OTCBB: WFBI) and Alliance Bankshares Corporation (NASDAQ: ABVA) jointly announce the consummation of the merger of Alliance into WashingtonFirst, with WashingtonFirst as the surviving company.

“We are excited to welcome the Alliance customers and stockholders into the WashingtonFirst family,” said Shaza Andersen, Chief Executive Officer of WashingtonFirst. “This merger is an important strategic step toward our goal of expanding our presence in the Washington metropolitan area. With fifteen branches and over $1 billion in assets, we look forward to an exciting future as we enhance the banking experience for our clients and shareholders.”

Donald W. Fisher, Ph.D, Chairman of the Board of Directors of Alliance, stated “Merging with WashingtonFirst Bankshares is a very positive outcome for all Alliance stakeholders – employees, customers and shareholders. Joining together the resources of our respective organizations results in a community banking organization which is very well positioned for growth and success in the future.” Dr. Fisher is one of three Alliance directors who will be joining the Board of WashingtonFirst.

On Monday, December 24, 2012, the shares of common stock of WashingtonFirst Bankshares, Inc. will become listed for trading on The NASDAQ Stock Market under the symbol “WFBI.”

As previously announced, in the merger, shareholders of Alliance will receive, at their election, either 0.4435 shares of WashingtonFirst common stock or cash in the amount of $5.30 for each share of Alliance common stock owned, provided that cash elections are limited to 20% of all of the shares of Alliance common stock outstanding. Because the holders of Alliance common stock collectively elected to receive cash for more than 20% of the Alliance common stock outstanding, the cash elections will be subject to proration in accordance with the terms of the Agreement and Plan of

Reorganization, dated as of May 3, 2012, by and between WashingtonFirst, Alliance and Alliance Bank Corporation, as amended. No downward adjustment in the merger consideration was required under the terms of the reorganization agreement.

Broadridge Corporate Issuer Solutions, Inc., the exchange agent for the merger, will be sending out a letter of transmittal and instructions to Alliance shareholders who hold certificates in the next several days providing specific actions shareholders of record will need to take to surrender their shares for payment. Alliance’s shareholders of record should wait until they receive the letter of transmittal before surrendering their share certificates. Shares of Alliance common stock represented by book-entry form will be automatically cancelled and converted into the right to receive the merger consideration without any further action of such shareholders.

In connection with the merger, WashingtonFirst raised approximately $27.1 million in new equity capital from individuals and institutional investors. Those investors agreed to purchase fixed dollar amounts of WashingtonFirst capital stock based on a pro forma preliminary tangible book value of $11.40 per share immediately prior to the consummation of the merger, as calculated in the investment agreements. The final number of shares to be issued to the investors is subject to post-closing adjustment of the tangible book value calculation.

About WashingtonFirst Bankshares:

WashingtonFirst Bankshares, Inc. is headquartered in Reston, Virginia and is the holding company for WashingtonFirst Bank, which commenced operations in 2004. WashingtonFirst Bank, which focuses on providing quality, tailored services to its customers, conducts a full service commercial banking operation through ten offices, with four located in Northern Virginia, three in Maryland and three in the District of Columbia. The merger with Alliance adds five new offices located in Northern Virginia. For more information about WFBI, please visit: www.wfbi.com.

Cautionary Statements About Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements of the goals, intentions, and expectations of WashingtonFirst and Alliance as to future trends, plans, events, results of operations and general economic conditions. These forward-looking statements include, but are not limited to, statements about the process for receipt of the merger consideration. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. Readers are cautioned against placing undue reliance on these statements. WashingtonFirst and Alliance assume no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

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